AFBA 5STAR FUND, INC.
                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION


      AFBA 5STAR FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation,") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

      SECOND: The Articles of Incorporation of the Corporation, as amended and supplemented, are further amended as follows: (i) by redesignating and changing the name of the existing class (hereinafter called "series") of the Corporation's Common Stock currently designated as the "AFBA 5Star Equity Fund" series to the "AFBA 5Star Large Cap Fund" series; and (ii) by deleting the old series name from the Articles of Incorporation, and inserting in lieu thereof the new series name.

      THIRD: The amendments to the Articles of Incorporation of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to a change permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

      FOURTH: The amendments to the Articles of Incorporation of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the series that are the subject of the amendments.

      FIFTH: The Articles of Amendment shall become effective at 3:25 p.m. (Eastern time) on November 14, 2003.

      IN WITNESS WHEREOF, AFBA 5Star Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary as of the 14th day of November, 2003.

                                              AFBA 5STAR FUND, INC.


                                              By: /s/ John A. Johnson
                                                  -----------------------------
                                                  John A. Johnson
                                                  President

ATTEST:


/s/ Andrew J. Welle
---------------------------------